Filed pursuant to Rule 433
Registration Statement No. 333-262557
Dated February 9, 2023
The Toronto-Dominion Bank Capped Notes Linked to the S&P 500® Index Due on or about February 27, 2024
Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
Term:	Approximately 12 months
Principal Amount:	$1,000 per Note
Pricing Date:	Expected to be February 22, 2023*
Issue Date:	Expected to be February 27, 2023*
Valuation Date:	Expected to be February 22, 2024*
Maturity date:	Expected to be February 27, 2024*
Initial Level:	The Closing Level of the Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level:	The Closing Level of the Reference Asset on the Valuation Date.
Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Maximum Redemption Amount:	$1,066.50
Underwriting Discount:	$10.00 (1.00%) per Note**
CUSIP / ISIN:	89114YQ20 / US89114YQ207
Pricing Supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036123005470/brhc10047870_424b2.htm
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
**See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.

Investment Description
Payment at Maturity
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
•      If the Final Level is greater than the Initial Level:
the lesser of (i) Principal Amount + (Principal Amount × Percentage Change); and
(ii) the Maximum Redemption Amount.
•      If the Final Level is equal to or less than the Initial Level:
Principal Amount of $1,000
Payment on the Notes is subject to our credit risk.

TD SECURITIES (USA) LLC

Selected Risk Considerations

•	The Notes Do Not Pay Interest and Any Return on the Notes May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Return Is Limited By the Maximum Redemption Amount and May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Asset.
•	The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other than on the Valuation Date.
•	There Are Market Risks Associated with the Reference Asset.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	Changes that Affect the Reference Asset May Adversely Affect the Market Value of, and Return on, the Notes.
•	The Reference Asset Reflects Price Return, not Total Return.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and the Amount Payable On, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•
Because the Notes are Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes, you generally will be required to pay taxes on ordinary income from the Notes even though you will not receive any payment on the Notes prior to the Maturity Date.

•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information

We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product supplement and prospectus in the registration statement (File No. 333-262557) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.
This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

TD SECURITIES (USA) LLC